Exhibit 10.2(a)

AMENDMENT TO

Winc, Inc. 2013 STOCK PLAN

This Amendment (“Amendment”) to the Winc, Inc. 2013 Stock Plan, as amended (the “Plan”) is adopted by the Board of Directors (the “Board”) of Winc, Inc., a Delaware corporation (the “Company”), effective as of October 25, 2021 (the “Effective Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.	The Company currently maintains the Plan.

B.	Pursuant to Section 11 of the Plan, the Board has the authority to at any time amend the Plan, subject to approval of the Company’s stockholders to the extent required by applicable law (including an increase in the number of Shares (as defined in the Plan) available for issuance under the Plan).

C.	The Board believes it is in the best interests of the Company and its stockholders to amend the Plan to increase the aggregate number of Shares reserved and available for issuance under the Plan.

AMENDMENT

The Plan is hereby amended as follows, effective as of the date on which the Company’s stockholders approve this Amendment, except as otherwise provided below:

1.	Section 4(a). The first sentence of Section 4(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“Not more than 3,256,906 Shares may be issued under the Plan, subject to Subsection (b) below and Section 8(a).”

2.	This Amendment shall be and, as of the date on which the Company’s stockholders approve this Amendment, is hereby incorporated in and forms a part of the Plan.

3.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

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